Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

OKYO PHARMA LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Ordinary Shares, no par value(4)	457(c)	10,153,740	$0.026	$263,997	.0001102	$29

	Registration Fee Previously Paid						$29
	Registration Fee Paid Herewith						$-

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, OKYO Pharma Ltd. is also registering an indeterminate number of additional Ordinary Shares that may become issuable to prevent dilution from any stock dividend, stock split, recapitalization or other similar transactions that could affect the securities to be offered by the Registered Holders named in this Registration Statement, and the Ordinary Shares set forth in this table shall be adjusted to include such shares, as applicable).

(2)	Based on the average of the high and low prices of the ordinary shares on the Main Market of the London Stock Exchange on May 16, 2023 which was £0.0205 per share equivalent to $0.026 per ordinary share based on an exchange rate of £1.00 to $1.265.

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